SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 16, 2009

MAGNA ENTERTAINMENT CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-30578	98-0208374
(Commission File Number)	(I.R.S. Employer Identification No.)

337 Magna Drive, Aurora, Ontario, Canada	L4G 7K1
(Address of Principal Executive Offices)	(Zip Code)

(905) 726-2462

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06               Material Impairments

On March 16, 2009, the Audit Committee of Magna Entertainment Corp.  (“MEC” or the “Company”) approved the Company’s recording of a non-cash impairment charge to income of approximately $136.8 million ($103.5 million, net of income taxes) in the fourth quarter of 2008 related to write-downs of long-lived and intangible assets.  In accordance with Financial Accounting Standards Board Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, MEC’s long-lived assets not available for sale at December 31, 2008 were tested for recoverability whenever events or changes in circumstances indicate that the carrying value may not be recoverable.  In accordance with Financial Accounting Standards Board Statement No. 142 “Goodwill and Other Intangible Assets”, MEC’s racing licenses, which meet the definition of an indefinite life intangible, are not subject to amortization, but are evaluated for impairment on an annual basis or when impairment indicators are present.   During the year ended December 31, 2008, The Maryland Jockey Club, Golden Gate Fields, Lone Star Park and The Meadows experienced lower average daily attendance and decreased wagering activity compared to previous years.  In addition, the 2009 business plans for these operations reflected reductions in estimated future cash flows based on lower expectations for growth and profitability resulting primarily from the significant downturn in the U.S. economy.  Based on these impairment indicators, MEC tested the long-lived and intangible assets at these locations for recoverability.  MEC used an expected present value approach of estimated future cash flows to determine the fair value of the long-lived and intangible assets.  Based on this analysis, impairment charges were required at all of these locations.

Portland Meadows and Magna Racino, which are both considered discontinued operations at December 31, 2008, are evaluated in each reporting period to determine whether the carrying value of these assets exceeds the estimated fair value less selling costs.  In the fourth quarter of 2008, a non-cash impairment charge was taken at both of these locations to reflect a decline in the estimated fair value less selling costs.  In addition, a non-cash impairment charge was recorded with respect to real estate in Dixon, California, which is held for sale at December 31, 2008, to reduce the carrying value of the real estate to its estimated fair value less selling costs as a result of significant weakness in the Northern California real estate market.

There will be no current operating impact upon MEC as a result of these non-cash write-downs and no future cash expenditures are expected as a result of these impairment charges.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAGNA ENTERTAINMENT CORP.
(Registrant)

March 17, 2009	by:	/S/WILLIAM G. FORD
William G. Ford,
Secretary